UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

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Shutterfly, Inc.
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On June 4, 2015, Shutterfly, Inc. issued the following press release:

Independent Proxy Advisor Proxy Mosaic Joins Glass Lewis in Recommending That Shutterfly Stockholders Vote the WHITE Proxy Card

Proxy Mosaic Recommends That Stockholders “Do Not Vote” For Any of Marathon Partners’ Nominees

Shutterfly Urges Stockholders to Vote “FOR ALL” of Shutterfly’s Director Nominees on the WHITE Proxy Card Today

REDWOOD CITY, Calif. June 4, 2015 – Shutterfly Inc. (NASDAQ: SFLY) today announced that independent proxy advisory firm Proxy Mosaic has joined Glass Lewis & Co. in recommending that Shutterfly stockholders vote for Shutterfly’s director nominees Jeffrey T. Housenbold and James N. White on the WHITE proxy card at the Company’s 2015 Annual Meeting, to be held on Friday, June 12, 2015. Shutterfly urges stockholders to vote “FOR ALL” of Shutterfly’s director nominees on the WHITE proxy card today.

In its June 3, 2015 report, Proxy Mosaic stated1:

[W]e are utterly unconvinced that usurping a third of the Company’s Board – particularly three directors that are substantially more well-qualified than the Dissident’s nominees – is the most prudent way to bring about change.

The fact that Mr. Cibelli was reportedly offered a seat on the Board is more than just an interesting side note; it raises what is, for us, an important question: What exactly are the Dissident’s intentions here? Surely, if Mr. Cibelli’s primary goal was to reform the Company’s executive compensation practices and reign in capital allocation, membership on the Compensation Committee and a single seat on the Board should provide him with enough leverage to accomplish his goals.

[J]udging from the fact that the Company’s enterprise value has more than doubled since 2010, we suspect that its numerous acquisitions were more accretive to shareholder value than the Dissident would like to admit, and with Shutterfly 3.0 poised to deliver even more value through the integration of brands such as Tiny Prints and Wedding Paper Divas, we suspect that this aspect of the Dissident’s argument may be rendered completely moot within the next eight quarters.

[W]e are not convinced that the Company’s operational and stock price performance justify the kind of Board upheaval that the Dissident contemplates.

Commenting on the Proxy Mosaic report, Shutterfly issued the following statement:

The Shutterfly Board is pleased that Proxy Mosaic has joined Glass Lewis in its recommendation that stockholders vote on the WHITE proxy card for Jeffrey T. Housenbold and James N. White. This report underscores the importance of continuity of Shutterfly’s Board and management team as well as the superior qualifications of the Shutterfly nominees. The Shutterfly Board urges stockholders to vote the WHITE proxy card today “FOR ALL” of Shutterfly’s three director nominees: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White.

The Shutterfly Board unanimously recommends that stockholders vote the WHITE proxy card today “FOR ALL” of Shutterfly’s three director nominees: Jeffrey T. Housenbold, Stephen J. Killeen and James N. White. The Shutterfly Board also unanimously recommends that stockholders vote the WHITE proxy card today “FOR” the amendment of the Company’s 2006 Equity Incentive Plan to add 1.9 million shares to be issued under the plan.

___________________________________________
1Permission to use quotations neither sought nor obtained.

If you have questions or need assistance voting your shares please contact:
MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

About Shutterfly, Inc.

Shutterfly, Inc. is the leading manufacturer and digital retailer of high-quality personalized products and services offered through a family of lifestyle brands. Founded in 1999, the Shutterfly, Inc. family of brands includes Shutterfly, where your photos come to life in photo books, cards and gifts; Tiny Prints, premium cards and stationery for all life’s occasions; Wedding Paper Divas, wedding invitations and stationery for every step of the planning process; MyPublisher, one of the pioneers in the photo book industry and creator of easy-to-use photo book-making software; ThisLife, a private, cloud-based solution that makes it easy for consumers to find, share and enjoy their photos and videos, all in one place; and BorrowLenses, the premier online marketplace for photographic and video equipment rentals. For more information about Shutterfly, Inc. (NASDAQ:SFLY), visit www.shutterflyinc.com.

Shutterfly Inc.
Media Relations:
Gretchen Sloan, 650-610-5276
gsloan@shutterfly.com
or
Investor Relations:
Jeff Majtyka, 646-759-3635
jmajtyka@shutterfly.com
or
Joele Frank, Wilkinson Brimmer Katcher
Eric Brielmann / Jed Repko
415-869-3950

Source: Shutterfly Inc.